Exhibit (h)(2)

ADMINISTRATION AGREEMENT

AGREEMENT made as of June 29, 2007 by and between TCW FUNDS, INC. a corporation organized under the laws of Maryland (the “Fund”), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund, a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the separate portfolios listed on Appendix A hereto; and

WHEREAS, the Fund desires to retain the Bank to render certain administrative services to the Fund and the Bank is willing to render such services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

1. Appointment. The Fund hereby appoints the Bank to act as Administrator of the Fund on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for fees that may be agreed to from time to time in writing between the parties.

2. Delivery of Documents. The Fund has furnished the Bank with copies properly, duly certified or authenticated to the Bank’s satisfaction, of each of the following:

(a) Resolutions of the Fund’s Board of Directors authorizing the appointment of the Bank to provide certain administrative services to the Fund and approving this Agreement;

(b) The Fund’s incorporating documents filed with the state of Maryland on September 15, 1992 and all amendments thereto (the “Articles”);

(c) The Fund’s by-laws and all amendments thereto (the “By-Laws”);

(d) The Fund’s agreements with all service providers including, without limitation, any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the “Agreements”);

(e) The Fund’s most recent Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and

(f) The Fund’s most recent prospectus and statement of additional information (the “Prospectus”); and

(g) Such other documents, certificates, documents or opinions of counsel as the Bank may mutually be deemed, in its reasonable discretion, deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

The Fund will immediately furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Fund will notify the Bank as soon as possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

3. Duties of Administrator. Subject to the supervision and direction of the Board of Directors of the Fund, the Bank, as Administrator, will assist in conducting various aspects of the Fund’s administrative operations and undertakes to perform the services described in Appendix B hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties. At such time, the fees agreed to between the parties may be amended appropriately.

In performing all services under this Agreement, the Bank shall act in conformity with the Fund’s Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Fund’s Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Fund’s assets or choice of investments and cannot be held liable for any problem relating to such investments.

4. Tax Services. Neither the Bank nor any of the Bank’s employees, officers or directors are acting as the Funds’ tax experts. In the event the Bank provides any tax related services to a Fund, such services are merely to provide calculations and information to be reviewed and approved by such Fund and its agent’s, including such Fund’s tax experts, and to implement such Fund’s tax policy decisions. As a result, the Bank shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund by the tax laws of any jurisdiction (including any interest or penalties thereon), including but not limited to any loss or liability resulting from the Fund failing to (i) provide the Bank with any relevant information regarding the Fund’s tax status or (ii) the Bank’s calculation or review of, or the implementation of such Fund’s tax policy decisions.

5. Duties of the Fund.

(a) The Fund is solely responsible (through its transfer agent or otherwise) for (i) providing timely and accurate reports (“Daily Sales Reports”) which will enable the Bank as Administrator to monitor the total number of shares sold in each state on a daily basis and (ii) identifying any exempt transactions (“Exempt Transactions”) which are to be excluded from the Daily Sales Reports. Additionally, it shall be the responsibility of the Fund to notify the Bank of the obligations imposed on the Fund, or its partners by the tax law of any jurisdiction, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

(b) The Fund agrees to make its legal counsel available to the Bank for instruction with respect to any matter of law arising in connection with the Bank’s duties hereunder, and the Fund further agrees that the Bank shall be entitled to rely on such instruction without further investigation on the part of the Bank.

6. Fees and Expenses.

(a) For the services rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for any transfer taxes payable upon any transfers made hereunder, and for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

(b) Fees and expenses will be calculated monthly. Fees and expenses owed to the Bank for any month may be charged against any cash balance held by the Fund beginning on the first (1st) business day after the end of such month based on information then available. Fees charged to an account may result in an overdraft that will be subject to normal interest charges. The Fund will have sixty (60) days after the receipt of an invoice to dispute any charge that appears on such invoice. After such sixty (60) day period, the invoice will be deemed to be complete and accurate and may no longer be disputed.

(c) The Bank shall not be required to pay any expenses incurred by the Fund.

7. Limitation of Liability.

(a) The Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify the Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of the Fund, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions; (ii) arising out of the offer or sale of any securities of the Fund in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or negligence of the Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.

(b) Notwithstanding the provisions of Section 7(a), the Bank intends and agrees to meet certain service level expectations of the Fund. Such service levels are set forth in a document agreed between the parties entitled “TCW Service Level Matrix”, as such document may be amended by agreement of the parties from time to time, which document is hereby incorporated herein by reference. As such the parties agree that at any time after the period beginning two months after conversion of the Fund to the State Street Bank and Trust Company servicing platform, the Fund will be eligible to earn service credits as set forth below:

(i)	In the event Bank materially fails to meet relevant overall service levels as agreed by the parties (“OSLs”) related to (i) accurate calculation of net asset values; (ii) accurate preparation of tax returns; (iii) accurate preparation of financial statements; (iv) accurate preparation of regulatory filings, and (v) accurate preparation of performance calculations for the Fund’s annual prospectus update in any two of three consecutive relevant periods, the Fund shall receive a “Service Credit”.

(ii)	“Service Credit” shall mean: a 2.5% percent reduction of fees, only for the service to which the uncured OSL relates, for the month in which the uncured OSL failures occurred, and only for the Fund affected by the uncured OSL failures. For avoidance of doubt, this right shall only apply if the failure by the Bank to meet the OSL is not (a) the result of force majeure, (b) caused by the Funds or a direct result of a specific request by the Funds, (c) a direct result of a specific request by an agent of Funds, (d) caused by a third party other than an agent of Bank or (e) the result of agreement by the Parties.

(iii)	Service Credits shall be calculated on a monthly basis, and the Service Credits shall be payable as an offset against current or future fees owed by the Fund, and upon termination, expiration or non-renewal of the Agreement, all unused Service Credits shall be paid in cash to the Fund.

(iv)	The Bank shall not be deemed to have failed to meet a monthly OSL where such failure arises from a single underlying cause that is promptly remedied by the Bank, without the occurrence of which, the Bank would not have failed to meet that OSL in that month.

(v)	Time periods referenced in this section 7. shall begin to run as of the first day of the month following the date Bank actually knows or is notified of the relevant failure.

(vi)	The level of Service Credits payable in any calendar year will not exceed in aggregate 2.5% of the aggregate fees payable under this Agreement for that year.

(vii)	The Fund shall not be entitled to recover as part of any damages claim any sums credited or paid as Service Credits if the damages claim arose from an OSL failure, provided the damages to which Fund is otherwise entitled arose from the same services to which the OSL failure relates, for the same Accounts, and for the same underlying event.”

(c) The Bank may apply to the Fund at any time for instructions and may consult counsel for the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by the Bank from the Fund.

(d) In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, riots, nationalization, expropriation, currency restrictions, interruption, loss or malfunction of electrical power or other utilities, transportation, or telecommunication systems, or computers and computer facilities (hardware or software), equipment or transmission failure, damage reasonably beyond its control or other causes reasonably beyond its control, the Bank shall not be liable to the Fund for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

(e) Notwithstanding anything to the contrary in this Agreement, in no event shall any party to this Agreement be liable for lost profits or lost revenues or any special, incidental or consequential damages of any kind whatsoever in connection with this Agreement or any activities hereunder other than fees to be paid under this Agreement.

(f) The indemnification contained herein shall survive the termination of this Agreement.

8. Termination of Agreement.

(a) The term of this Agreement shall be three (3) years commencing upon the date hereof (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

(b) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement by written notice of such violation from the non-violating party, provided that the violating party does not cure such violation or make substantial progress toward curing or remedying such violation within ninety (90) days of receipt of written notice of such violation, and further provided that such notice of violation may only be given within ninety (90) days of the date on which the non-violating party knew or should have known of such violation.

(c) This Agreement may also terminate in the case of the following transactions, not in the ordinary course of business, namely, the merger of the Fund into or the consolidation of the Fund with another investment company, the sale by the Fund of all, or substantially all, of its assets to another investment company, or the liquidation or dissolution of the Fund and distribution of its assets. However, termination resulting from any of these transactions, if the primary intent of any such termination is to avoid the term of this Agreement, shall not relieve the Fund’s obligation for the payment of fees, including disbursements and expenses of the Bank, through the end of the then current term of this Agreement.

(d) At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Administrator.

9. Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

TCW Funds, Inc.

865 South Figueroa Street, Suite 1800

Los Angeles, CA 90017

Attention: David S. DeVito, Treasurer

With a copy to: Philip K. Holl, Associate General Counsel

To the Bank:

Investors Bank & Trust Company

200 Clarendon Street, P.O. Box 9130

Boston, MA 02117-9130

Attention: Michael A. Foutes, Director, Client Management

With a copy to: Andrew Josef, Deputy General Counsel

(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f) This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties.

10. Confidentiality. Both parties hereto agree than any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency or self-regulatory organization. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision. In addition, the parties further agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

11. Use of Name. The Fund shall not use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the Bank prior thereto in writing; provided however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

12. Non-exclusive Services. The Fund understands that the Bank now acts and will continue to act as administrator of various investment companies and fiduciary of other managed accounts, and the Fund has no objection to the Bank’s so acting. In addition, it is understood that the persons employed by the Bank to assist in the performance of its duties hereunder may not devote their full time to such services and nothing herein contained shall be deemed to limit or restrict the right of the Bank or any affiliate of the Bank to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

13. Entire Agreement. This Agreement, together with its Appendices, constitutes the sole and entire agreement between the parties relating to the subject matter herein and does not operate as an acceptance of any conflicting terms or provisions of any other instrument and terminates and supersedes any and all prior agreements and undertakings between the parties relating to the subject matter herein.

14. Advice of Counsel. Each of the parties has had the opportunity to be represented or assisted by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

15. Anti-Money Laundering.

(a) Fund represents and warrants it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act (“BSA”) and applicable guidance issued by the Securities and Exchange Commission (“SEC”) and the guidance and rules of the National Association of Securities Dealers, Inc. (the “NASD”).

(b) Fund represents and warrants that it has in place anti-money laundering policies and procedures which include a customer identification program that complies with the law in jurisdictions in which shares are distributed, including applicable provisions of the BSA, the USA Patriot Act of 2001 and programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c) Fund agrees to take all reasonable steps to determine (i) the true identity of your customers; (ii) the source of your customers’ funds; and (iii) that your customers are not involved in money laundering or terrorist financing activities. Fund further agrees to comply with any other “know your customer” requirements under applicable law; and to monitor your customers’ transactions in order to detect attempted or actual money laundering. Fund further agrees to notify the Bank of any suspicious activity relating to transactions involving fund shares.

(d) On an annual basis, Fund will provide the Bank with an applicable certification as to its anti-money laundering compliance and that the representations and warranties contained herein continue to be true and accurate. Additionally, upon the Bank’s reasonable request, Fund agrees to promptly provide Bank with documentation relating to the Fund’s anti-money laundering policies, procedures and process.

16. Business Continuity. Bank shall provide reasonable business continuity, disaster recovery, and backup capabilities and facilities in compliance with applicable requirements set forth by its primary oversight agency or other applicable law through which Bank will be able to perform its obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

TCW FUNDS, INC.

By:	/s/ David S. DeVito
Name:	David S. DeVito
Title:	Treasurer & Chief Financial Officer

INVESTORS BANK & TRUST COMPANY

By:	/s/ Stephen DeSalvo
Name:	Stephen DeSalvo
Title:	Managing Director

Appendices

Appendix A	Portfolios

APPENDIX A

TCW Growth Equities Fund

TCW Conservative LifePlan Fund

TCW Moderate LifePlan Fund

TCW Aggressive LifePlan Fund

TCW Global Aggressive LifePlan Fund

TCW Large Cap Core Fund

TCW Large Cap Growth Fund

TCW Balanced Fund

TCW Money Market Fund

TCW Core Fixed Income Fund

TCW Short Term Bond Fund

TCW Total Return Bond Fund

TCW High Yield Bond Fund

TCW Select Equities Fund

TCW Opportunity Fund

TCW Value Added Fund

TCW Equities Fund

TCW Value Opportunities Fund

TCW Small Cap Growth Fund

TCW Asia Pacific Equities Fund

TCW Emerging Markets Equities Fund

TCW Global Equities Fund

TCW Emerging Markets Income Fund

TCW Dividend Focused Fund

TCW Growth Insights Fund

TCW Focused Equities Fund

TCW Diversified Value Fund